                                                                      EXHIBIT 12
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                     AND THE RATIOS OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)
     The tables below set forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends of the Company and its consolidated subsidiaries for the periods indicated. The ratios have been computed using the amounts for the Company, its consolidated subsidiaries and its proportionate share of losses incurred by its fifty percent (50%) owned affiliate. Earnings available for fixed charges represent earnings before income taxes, extraordinary items and fixed charges. Fixed charges represent interest incurred plus that portion of rental expense deemed to be the equivalent of interest. Preferred Stock dividends represent all such dividends paid by the Company in respect of its Preferred Stock, increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.
                      RATIOS OF EARNINGS TO FIXED CHARGES


                                                             6 MONTHS ENDED
                                                            JULY 3    JULY 4                FISCAL YEAR ENDED (1)
                                                             1994      1993      1993      1992      1991      1990      1989
Income (loss) before income taxes........................    14,404    13,215    24,015     4,851     2,956    2,205    (2,474)
Fixed charges:
  Interest expense (2)...................................    15,951    17,241    32,394    38,462    23,356   26,387    25,403
  Interest inherent in rental expense....................     3,338     2,884     5,767     5,933     4,333    3,400     2,667
  Piedmont fixed charges (3).............................     2,574        --     2,260        --        --       --        --
  Fixed charges, as Defined..............................    21,863    20,125    40,421    44,395    27,689   29,787    28,070
Earnings, as Defined.....................................    36,267    33,340    64,436    49,246    30,645   31,992    25,596
Fixed Charges, as Defined................................    21,863    20,125    40,421    44,395    27,689   29,787    28,070
Ratio of Earnings to Fixed Charges.......................      1.66      1.66      1.59      1.11      1.11     1.07      0.91(4)
Excess (deficiency) of Earnings, as Defined,
  to Fixed Charges.......................................    14,404    13,215    24,015     4,851     2,956    2,205    (2,474)


(1) The Company's fiscal year ends on the Sunday nearest December 31.

(2) Discounts on sales of trade accounts receivable of $.6 million during the six months ended July 3, 1994, $.7 million during the six months ended July 4, 1993, $1.4 million in 1993, $1.6 million in 1992, $1.8 million in 1991,
    $2.3 million in 1990 and $.7 million in 1989 are included in the interest expense line item.
(3) Piedmont's fixed charges for 1993 and the 6 months ended July 3, 1994 are calculated as follows:


                                                                     1993     6 MONTHS ENDED JULY 3, 1994
Interest expense..................................................   4,276               4,630
Interest inherent in rental expense...............................     243                 517
                                                                     4,519               5,147
Proportionate share...............................................      50%                 50%
                                                                     2,260               2,574


(4) As a result of the loss incurred in 1989, the Company was unable to fully cover the indicated fixed charges.

                                                                      EXHIBIT 12
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                     AND THE RATIOS OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)
                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                             6 MONTHS ENDED
                                                            JULY 3    JULY 4                FISCAL YEAR ENDED (1)
                                                             1994      1993      1993      1992      1991      1990      1989
Earnings, as Defined.....................................    36,267    33,340    64,436   49,246     30,645   31,992    25,596
Preferred Stock Dividends................................        --        --        --    4,195        728      448        --
Ratio of pre-tax income to net income....................        --        --        --     2.33       1.01     9.63        --
Preferred Dividend factor................................        --        --        --    9,774        735    4,314
Fixed charges, as Defined................................    21,863    20,125    40,421   44,395     27,689   29,787    28,070
Combined Fixed Charges and Preferred Stock Dividends.....    21,863    20,125    40,421   54,169     28,424   34,101    28,070
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends........................................      1.66      1.66      1.59     0.91(2)    1.08     0.94(3)  (.091)(4)
Excess (deficiency) of Earnings, as Defined, to Combined
  Fixed Charges and Preferred Stock Dividends............    14,404    13,215    24,015   (4,923)     2,221   (2,109)   (2,474)


(1) The Company's fiscal year ends on the Sunday nearest December 31.
(2) As a result of the Company's effective tax rate in 1992 of 57%, the Company was unable to fully cover the indicated combined fixed charges and preferred stock dividends.
(3) As a result of the Company's effective tax rate in 1990 of 90%, the company was unable to fully cover the indicated combined fixed charges and preferred stock dividends. Had the Company's effective rate been 38%, consistent with the effective tax rate in 1993, the preferred stock dividend factor for 1990 would have been $722,000 resulting in a ratio of earnings to combined fixed charges and preferred stock dividends of 1.05 for 1990.
(4) As a result of the loss incurred in 1989, the Company was unable to fully cover the indicated combined fixed charges and preferred stock dividends.